UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 21, 2010

BONFIRE PRODUCTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-145743	75-3260546
(Commission File Number)	(IRS Employer Identification No.)

6302 Messedge Drive Colorado Springs, CO	80919
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 598-2469

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.01.                      Change in Control of Registrant.

On April 21, 2010, Jennifer L. Pharris, founder and Chief Executive Officer of C$ cMoney, Inc., a development stage mobile technology company based in Houston, Texas, acquired approximately 54% of the outstanding shares of Bonfire Productions, Inc. directly from Alexander Kulyashov, using personal funds.  The previously announced merger of C$ cMoney, Inc. and Bonfire Productions, Inc. remains pending.

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On April 21, 2010, in conjunction with the acquisition of shares referenced above, Tim C. DeHerrera resigned as President and Chief Executive Officer and sole director of Bonfire Productions, Inc. and Ms. Pharris became President and Chief Executive Officer and sole director of Bonfire Productions, Inc.  Ms. Pharris, 28, has been President and Chief Executive Officer and sole director of C$ cMoney, Inc. since its inception on March 3, 2009. Ms. Pharris also serves as President of Global 1 Enterprises, Inc., a technology development company, a title she has held since May 2006.  Prior to that, Ms. Pharris was a Teller Manager at Bank of America, N.A. from April 2005 to April 2006 and at SunTrust Bank from March 2004 to April 2005.  Ms. Pharris does not presently intend to draw a salary for her position and is in negotiations with a management team that she hopes to have employed by the surviving entity if the merger with C$ cMoney, Inc. is completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BONFIRE PRODUCTIONS, INC.

Date: April 27, 2010	By:	/s/ Jennifer L. Pharris
Jennifer L. Pharris President and Chief Executive Officer